As filed with the Securities and Exchange Commission on December 21, 2021

Registration No. 333-225966

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-225966

UNDER

THE SECURITIES ACT OF 1933

RETAIL VALUE INC.

(Exact name of registrant as specified in its charter)

Ohio	82-4182996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 Enterprise Parkway Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Retail Value Inc. 2018 Equity and Incentive Compensation Plan

(Full title of the plan)

Aaron M. Kitlowski

Executive Vice President and Secretary

3300 Enterprise Parkway

Beachwood, Ohio 44122

(Name and address of agent for service)

(646) 868-4759

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

As a result of the progress of Retail Value Inc. (the “Registrant”) on the sales of its remaining assets in connection with its anticipated winding-up and dissolution process, the Registrant is filing this Post-Effective Amendment relating to its Registration Statement on Form S-8, File No. 333-225966 (the “Registration Statement”), pertaining to the registration of an aggregate offering of 925,000 common shares, $0.10 par value per share (the “Common Shares”), of the Registrant issuable under the Retail Value Inc. 2018 Equity and Incentive Compensation Plan. The Registration Statement was previously filed with the Securities and Exchange Commission on June 28, 2018. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities being registered on the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Common Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on this 21st day of December 2021.

RETAIL VALUE INC.

By:	/s/ Aaron M. Kitlowski
Aaron M. Kitlowski
Executive Vice President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.